Exhibit 10.1

Xi’an App-Chem Bio (Tech) and Beijing Huahai Keyuan

Sales Cooperation Agreement for Second-Generation Apple Polyphenol Products

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.	Date: 20250901	Place:XI’AN
Party B: Beijing Huahai Keyuan Technology Co., Ltd.	Agreement No.: BONHHKY20250901

Xi’an App-Chem Bio(Tech) Co., Ltd. (NASDAQ: BON, “Party A”) is a supplier of natural health bioactive ingredients and health solutions. Party A specializes in the research, development, production, and sales of natural active ingredients, with a focus on the study and development of ingredients for personal health and care products. It is a globally leading supplier of apple polyphenol series products. Party A’s apple polyphenol series products are widely sold in China, Japan, South Korea, the United States, the European Union, and other countries and regions, known for their excellent quality and strong reputation.

Party B is a leading domestic health company headquartered in Beijing, possessing professional brand management and marketing with experienced health consulting team. Party B specializes in the market development of original health products and demonstrates proven expertise in market expansion and brand building capabilities in this field.

Leveraging cutting-edge low-temperature extraction technology, BON’s second-generation Apple Series delivers significantly higher bioactivity than its predecessor through enhanced active ingredient extraction efficiency. This technological breakthrough enables the development of a proprietary formulation combining apple polyphenols with stronger activity and plant protein, demonstrating exceptional efficacy in weight management and metabolic health applications. Also, this innovation perfectly positioning the product at the intersection of validated market needs and innovative functionality with exceptional growth potential.

After friendly consultations between Party A and Party B, the following cooperation agreement is hereby reached regarding Party B’s distribution of Party A’s second-generation Apple Series Products in the Greater China market.

I. Main Matters of the Agreement

1．Party A hereby grants Party B the non-exclusive priority distribution rights to its second-generation Apple Series Products in the Greater China market for a period of twenty-four (24) months after the signing of this agreement.

2．Party B agrees to accept the non-exclusive priority distribution rights for Party A’s second-generation Apple Series Products in the Greater China market, valid for a period of twenty-four (24) months from the date of signing this Agreement.

3．Party A shall be responsible for product research, development, and manufacturing, and shall supply products to Party B. Party A shall ensure consistent and reliable supply of products, as well as continuous and rapid innovation, iteration and upgrading. The products include a series of natural weight management and metabolic health products with a compound formula centered on “apple polyphenols + plant protein.”

4．Party B shall be responsible for the sales of the series of the Products under this category in the Greater China market during the term of this agreement. Party B undertakes that the total sales revenue of the said Product shall be no less than US$18,000,000 during such period.

5．Both parties agree that during the specific business advancement, they may enter into business agreements on product categories, market arrangements, product development and other matters, which shall constitute an integral part of this agreement.

II. Cooperation Period. Term of this agreement should be twenty-four (24) months from the date of signing herein.

III. Payment. Party B shall prepay the full amount for the goods prior to shipment, and Party A shall deliver the goods only upon receipt of the full payment.

IV. Delivery and Location. Under this agreement, Party B shall periodically and in batches provide shipping documents to Party A, whereupon Party A shall deliver the goods as agreed. The goods shall be delivered to the address in China designated by Party B.

V. Responsibilities and Obligations.

1．Party B guarantees that all sales activities shall comply with relevant laws and regulations and shall not engage in illegal sales during the sales process.

2．Party B shall effect payment on time as stipulated in the agreement. Should Party A’s failure to deliver the goods on schedule result from Party B’s delayed payment or other attributable causes, the delivery date shall be postponed, and Party A shall not bear the liability for breach of agreement

3．Party A shall deliver the goods on time as required by Party B and ensure that the packaging of the goods meets the requirements of logistics transportation

4．In the event that the Product quality fails to conform to the agreed standards, Party A shall bear all the testing fees and the costs of returns and exchanges.

5．If either party fails to perform this agreement without due cause or unilaterally terminates this agreement without authorization, such Party shall be liable to pay the other party a penalty of 15% of the total price of this agreement. Should partial non-performance of this Agreement occur due to a Party’s attributable default, the defaulting Party shall pay the other party a penalty of 10% of the total price of the unperformed part of this agreement.

VI. Force Majeure. Both Parties shall strictly fulfill their respective responsibilities and obligations hereunder. In the event that performance becomes impossible or delayed due to Force Majeure, the Parties shall negotiate in good faith to reach a mutually agreed solution.

VII. Termination of the Agreement. If one party violates the agreement and fails to make corrections within thirty (30) working days after receipt of written demand from the non-violating party, the non-violating party shall have the right to terminate this agreement. In addition, this agreement may be terminated by mutual consent of both parties.

VIII. Miscellaneous. If there are any matters not covered herein, both parties shall resolve them through friendly consultation and may enter into a separate agreement to stipulate them.

IX. Legal jurisdiction. In the event of any dispute arising during the execution of this contract, if no agreement can be reached through consultation, the dispute shall be settled through litigation and the People’s Court where Party A is located shall have jurisdiction.

X. This agreement shall come into effect upon signatures and seals by both parties. It is executed in quadruplicate, with each party holding two copies, all of which have the same validity.

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.	Party B: Beijing Huahai Keyuan Technology Co., LTD

Seal:	Seal:

Representative (Signature) :	Representative (Signature) :
September 1, 2025	September 1, 2025